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                                                                     EXHIBIT 1.2




                            AVALON PROPERTIES, INC.

                             _____________________


                         Price Determination Agreement
                         -----------------------------


                                                                December 3, 1997



PaineWebber Incorporated
Merrill Lynch, Pierce, Fenner & Smith Incorporated
J.P. Morgan Securities Inc.
Smith Barney Inc.
c/o PaineWebber Incorporated
1285 Avenue of the Americas
New York, New York 10019

Ladies and Gentlemen:

          Reference is made to the Underwriting Agreement, dated concurrently herewith (the "Underwriting Agreement"), among Avalon Properties, Inc., a Maryland corporation (the "Company"), and you. The Underwriting Agreement provides for the purchase by you from the Company, subject to the terms and conditions set forth therein, of an aggregate of 3,500,000 shares (the "Firm Shares") of the Company's Common Stock, par value $.01 per share. This Agreement is the Price Determination Agreement referred to in the Underwriting Agreement.

          Pursuant to Section 1 of the Underwriting Agreement, the undersigned agree with you as follows:

               1. The public offering price per share for the Firm Shares shall be $30.125.

               2. The purchase price per share for the Firm Shares to be paid by you shall be $28.615 representing an amount equal to the public offering price set forth above, less $1.51 per share.

          The Company represents and warrants to you that the representations and warranties of the Company set forth in Section 3 of the Underwriting Agreement are accurate as though expressly made at and as of the date hereof.

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          THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH
THE LAWS OF THE STATE OF NEW YORK.

          If the foregoing is in accordance with your understanding of the agreement among you and the Company, please sign and return to the Company a counterpart hereof, whereupon this instrument along with all counterparts and together with the Underwriting Agreement shall be a binding agreement among you and the Company in accordance with its terms and the terms of the Underwriting Agreement.

                              Very truly yours,

                              AVALON PROPERTIES, INC.


                              By:   /s/ Thomas J. Sargeant
                                    Thomas J. Sargeant
                                    Chief Financial Officer



Confirmed as of the date first
above mentioned:

PAINEWEBBER INCORPORATED
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
J.P. MORGAN SECURITIES INC.
SMITH BARNEY INC.

By:  PAINEWEBBER INCORPORATED


By:  /s/ Frederick T. Caven, Jr.
     Frederick T. Caven, Jr.
     Managing Director
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